Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Fourth Quarter Loss

HOUMA, La.--(BUSINESS WIRE)--March 11, 2013--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net loss of $8.1 million ($.56 diluted loss per share) on revenue of $129.2 million for its fourth quarter ended December 31, 2012, compared to net income of $1.8 million ($.12 diluted EPS) on revenue of $88.4 million for the fourth quarter ended December 31, 2011. Net loss for the twelve months ended December 31, 2012 was $4.1 million ($.29 diluted loss per share) on revenue of $521.3 million, compared to the net loss of $1.8 million ($.13 diluted loss per share) on revenue of $307.8 million for the twelve months ended December 31, 2011.

The Company had a revenue backlog of $537.0 million and a labor backlog of approximately 4.4 million man-hours at December 31, 2012, including commitments received through March 11, 2013 and excluding backlog of $30.0 million relating to a suspended project, compared to a revenue backlog of $614.5 million and a labor backlog of 4.6 million man-hours reported as of December 31, 2011. We exclude suspended projects from contract backlog because resumption of work and timing of backlog revenues are difficult to predict.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	December 31,	December 31,
	2012	2011
Cash, cash equivalents and short-term investments	$24,888	$55,287
Total current assets	173,604	177,913
Property, plant and equipment,net	229,216	216,722
Total assets	403,495	395,935
Total current liabilities	92,274	75,987
Debt	0	0
Shareholders' equity	273,500	282,799
Total liabilities and shareholders' equity	403,495	395,935

The management of Gulf Island Fabrication, Inc. will hold a conference call on Tuesday, March 12, 2013 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter and fiscal year ended December 31, 2012. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.211.0193. A digital rebroadcast of the call is available two hours after the call and ending March 19, 2013 by dialing 1.888.203.1112, replay passcode: 2747027.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include: jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”), “SPARs”, “FPSOs” and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, offshore supply vessels, dry docks, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

Business Update

Customer Requested Slowdown of Work

On July 13, 2012, we received notice from our customer, Bluewater Industries (“Bluewater”), requesting (i) a slowdown of work on ATP Oil & Gas (UK) Limited’s (“ATP UK’s”) Cheviot project ordered pursuant to a master service contract between Bluewater and the Company (the “Contract”), and (ii) an amendment to the scheduled payment terms under the Contract. On August 16, 2012, we entered into a binding agreement (the “Agreement”) with Bluewater, an engineering consulting firm engaged by ATP UK to oversee the fabrication of the Cheviot project, to amend and restate the Contract and suspend the project. Among other things, the Agreement outlines the revised payment terms for the contracts receivable balance (the “Balance”) and the limitations on Bluewater’s ability to request an extended suspension of work. Specifically, Bluewater must pay $200,000 on or before the last day of each calendar month through February 28, 2013, with the remaining outstanding Balance due on or before March 31, 2013. In addition, if Bluewater has fully paid the Balance on or prior to March 31, 2013, Bluewater has the option to extend the suspension of work on the Cheviot project to June 30, 2013, after which Bluewater will have no further rights to request a suspension of work. If Bluewater fails to make timely payments pursuant to the revised payment plan, we have the right to terminate the Contract, and we will continue to retain title to any project deliverables. We also entered into a security agreement with Bluewater pursuant to which Bluewater granted us a security interest in certain of its equipment currently located on our facilities. As of March 11, 2013, all installments under the Agreement had been paid.

On August 17, 2012, ATP Oil & Gas, Inc. (“ATP”), the parent company of ATP UK, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. Although ATP is not our customer and ATP UK is not a party to the bankruptcy, we believe ATP has historically financed the operations of its subsidiaries, including ATP UK. On January 22, 2013, ATP filed an emergency motion to sell all or substantially all of its deepwater assets, including 100% of its equity ownership in ATP UK. The motion has since been approved by the court and ATP is currently seeking qualified bidders to purchase these assets. The sale hearing is expected to take place between March 26, 2013 and April 16, 2013. We do not know whether or not ATP will be successful in its efforts to sell these assets or whether a purchaser of ATP UK would fund the Cheviot project. However, in the absence of a sale of ATP UK to a purchaser desiring to complete the Cheviot project or utilize the structure in another location, it does not appear that Bluewater will be able to pay the remaining Balance on March 31, 2013. In the event Bluewater is unable to continue to meet its obligations under the Agreement, we may attempt to recover or partially recover the unpaid Balance through the disposition of project deliverables and the enforcement of our security interest.

As of December 31, 2012, $56.8 million has been billed on the Cheviot project and the outstanding Balance was approximately $31.3 million. We recorded a $14.5 million reserve on the Balance as of December 31, 2012 and we believe the outstanding Balance, less the $14.5 million reserve, is collectible through the disposition of project deliverables and the enforcement of our security interest in the event of a default by Bluewater. The Cheviot project represents revenue backlog of $30.0 million and labor backlog of 308,000 man-hours, both of which are excluded from our backlog at December 31, 2012.

Settlement of contract claim

As previously reported, we recognized estimated contract losses of $21.2 million in the nine-month period ended September 30, 2012 primarily as a result of an increase in man-hours to complete one of our major deepwater contracts. On March 7, 2013, we entered into a change order with our customer to settle our claim on this contract. Revenue for this change order earned by the Company was recorded in the quarter ended December 31, 2012. The change order also includes incentives related to key milestone date and performance metrics which have not been recorded as of December 31, 2012 but will be recorded as revenue in future periods if and when incentive terms are met. Estimated contract losses recognized in the year ended December 31, 2012 were $12.5 million, inclusive of the revenue recorded at December 31, 2012 from this change order. Our claim was related to increased man-hours driven by revisions and delivery delays to specifications and designs by our customer causing out-of-sequence work schedules. The customer also extended delivery of the first phase of the project multiple times as a result of these revisions and delays. Any future deliverable delays or project revisions could result in future revisions to contract estimates.

Cautionary Notice Regarding Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. No assurances can be given regarding the future performance of the Company. The Company wishes to advise readers that factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically declines any obligation, to update any forward-looking statements to reflect events or circumstances occurring after the date such statements are made.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue	$129,237	$88,406	$521,340	$307,832
Cost of revenue:
Contract costs	124,090	83,160	502,999	295,614
Provision for loss on contract receivable	14,501	-	14,501	-
Asset impairments	-	-	-	7,690
Total cost of revenue	138,591	83,160	517,500	303,304
Gross profit (loss)	(9,354)	5,246	3,840	4,528
General and administrative expenses	2,629	2,383	9,806	8,187
Operating income (loss)	(11,983)	2,863	(5,966)	(3,659)

Other income (expense):
Interest expense	(15)	(71)	(153)	(173)
Interest income	45	526	586	1,075
Other, net	(11)	(8)	128	309
	19	447	561	1,211

Income (loss) before income taxes	(11,964)	3,310	(5,405)	(2,448)

Income taxes	(3,874)	1,544	(1,314)	(644)

Net income (loss)	$(8,090)	$1,766	$(4,091)	$(1,804)

Per share data:

Basic earnings (loss) per share - common shareholders	$(0.56)	$0.12	$(0.29)	$(0.13)

Diluted earnings (loss) per share - common shareholders	$(0.56)	$0.12	$(0.29)	$(0.13)

Weighted-average shares	14,421	14,360	14,400	14,351
Effect of dilutive securities: employee stock options	-	26	-	-
Adjusted weighted-average shares	14,421	14,386	14,400	14,351

Depreciation and amortization included in expense above	$5,981	$5,477	$23,396	$20,692

Cash dividend declared per common share	$0.10	$0.06	$0.40	$0.24

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 985-872-2100
Chief Executive Officer
or
Roy F. Breerwood, III, 985-872-2100
Chief Financial Officer